As filed with the Securities and Exchange Commission on November 14, 2007

(Registration No. 333-                    )

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEWELL VENTURES, INC.

(Name of small business issuer in its charter)

DELAWARE	1000	26-1395403
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Sewell Ventures, Inc.
Jabeen Boga, President
1671 Beaver Dam Road
Point Pleasant, NJ 08742
Telephone: 732-612-1141

(Address and telephone number of principal executive offices)

National Corporate Research Ltd.
202 South Minnesota Street
Carson City, DE 89703
Telephone: 775-884-0490

(Name, address and telephone number of Agent for service of process)

Copy of all communications to:

David E. Danovitch, Esq.
Kristin J. Angelino, Esq.
Paula Pescaru, Esq.
Gersten Savage LLP
600 Lexington Avenue – 9th Floor
New York, New York 10022
Telephone: 212-752-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock	3,200,000	$0.03	$96,000	$2.95

(1)	This price was arbitrarily determined by us.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated November 14, 2007

PRELIMINARY PROSPECTUS

SEWELL VENTURES, INC.

3,200,000 SHARES
OF COMMON STOCK

This prospectus relates to the resale of up to 3,200,000 shares of our common stock, par value $0.0001 per share.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange.

The selling shareholders will sell our shares at $0.03 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This offering price was arbitrarily determined by us. The expenses of the offering, estimated at $12,500, will be paid by us.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Sewell Ventures, Inc., or the shares of our Common Stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is November         , 2007

i

Summary

This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under ‘‘Risk Factors,’’ and our financial statements and their accompanying notes.

In this prospectus, ‘‘Sewell,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Sewell Ventures, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending December 31. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

The Company

We were incorporated on April 30, 2007 in the state of Delaware. We intend to engage in the business of mineral property exploration. On July 21, 2007, our Chairman, Iqbal Boga, acquired a claim for a property called the Goldhawk Property on our behalf whereby we acquired a 100% interest in a map-staked claim covering 355.549 hectares (878.2 acres). In August 2007, we retained an independent mining engineer to prepare a technical report on the property. The Goldhawk Property currently is our sole exploration target. In the future, we hope to expand our exploration target to include other properties in Canada and United States.

Our principal offices are located at 1671 Beaver Dam Road, Point Pleasant, NJ 08742. Our telephone number is 732-612-1141.

The Offering

Securities Being Offered	Up to 3,200,000 shares of common stock.

Initial Offering Price	The selling shareholders will sell our shares at $0.03 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude when all of the 3,200,000 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We also may terminate the offering for no reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See ‘‘Risk Factors’’ beginning on page 3.

Common Stock Issued Outstanding Before Offering	9,200,000 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued After Offering	9,200,000 shares

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	September 30, 2007
Cash	$35,337
Total Assets	$40,062
Liabilities	$454
Total Stockholders’ Equity	$39,608

Statement of Loss and Deficit from incorporation on April 30, 2007 to September 30, 2007

Revenue	$0
Net Loss and Deficit	$10,392

Risk Factors

You should carefully consider the risks described below before buying common stock offered though this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We make various statements in this section which constitute ‘‘forward-looking’’ statements under Section 27A of the Securities Act.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

Our business plan calls for ongoing expenses in connection with the exploration of the Goldhawk Property. We have not generated any revenue from operations to date. In addition, we will not receive any funds from this offering.

As of September 30, 2007, we had cash on hand of $35,337. Our business plan calls for significant expenses in connection with the exploration of the Goldhawk Property. We have sufficient funds to conduct the recommended exploration program on the claim, which is estimated to cost $19,100. If successful, we will need additional funds to complete the next phase of our exploration program. Even after completing these two phases, we will not know if we have a commercially viable mineral deposit.

We may not be able implement our business plan without obtaining additional financing. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment. If adequate funds are not available to satisfy our immediate or intermediate capital requirements, we will limit our operations significantly. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all. The most likely source of future funds presently available to us is through the sale of additional shares of common stock, which could result in dilution to existing shareholders.

Evaluating our business is difficult because we have not yet commenced business operations.

We were incorporated on April 30, 2007 and to date have been involved primarily in organizational activities. We have not earned revenues as of the date of this Prospectus and have incurred total losses of $10,392 from our incorporation to September 30, 2007.

Accordingly, you cannot evaluate our business or our future prospects, due to our lack of operating history. To date, our business development activities have consisted solely of organizational activities. Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises. In addition, there is no guarantee that we will commence business operations or that our business operations will be profitable.

Furthermore, prior to completion of our exploration program, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to continue incurring significant losses in the foreseeable future. We recognize that if we are unable to generate significant revenues from the development of the Goldhawk Property and any production of minerals from the claim, we will not be able to earn profits or continue operations.

Very few mineral properties are ultimately developed into producing mines.

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. At present, the Goldhawk Property has no known body of commercially viable deposits of mineralization. Most exploration projects do not result in the discovery of commercially viable deposits of mineralization.

Substantial expenditures are required for us to establish mineralization reserves through drilling, to develop metallurgical processes, to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

Although substantial benefits may be derived from the discovery of a major mineral deposit, we cannot assure you that we will discover minerals in sufficient quantities to justify commercial operations or that we can obtain the funds required for development on a timely basis. The economics of developing precious and base metal mineral properties is affected by many factors including the cost of operations, variations in the grade of mined ore, fluctuations in metal markets, costs of processing equipment and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.

Mineral exploration involves a high degree of risk against which we are not currently insured.

Unusual or unexpected rock formations, formation pressures, fires, power outages, labor disruptions, flooding, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the operation of mines and the conduct of our exploration program. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our shares of common stock. Additionally, we do not currently maintain insurance against environmental risks relating to the Goldhawk Property.

Mining accidents or other material adverse events at our mining locations may reduce our production levels.

At any one of our various mines, production may fall below historic or estimated levels as a result of mining accidents, such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

As we undertake exploration of the Goldhawk Property, we will be subject to certain existing and future government regulations, which may increase the anticipated time and cost of our exploration program and may require permits and licenses that we may be unable to obtain.

There are several governmental regulations that materially restrict the exploration of minerals, including the Mineral Tenure Act of the Province of British Columbia and we may be required to obtain licenses, work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program and there can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to conduct exploration, development and mining operations on the Goldhawk Property.

In addition, our operations may be subject to new environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, and release or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. Environmental legislation is evolving in a manner which means that standards, enforcement, fines and penalties for non-compliance are more stringent.

Furthermore, certain types of operations require the submission and approval of environmental impact assessments. Environmental impact assessments of proposed projects carry a heightened degree of responsibility for the Company and our directors, officers and consultants. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of our operations. The Company carries no environmental liability insurance.

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found.

We can provide no assurance that we will discover minerals, and even if we discover minerals that a ready market will exist for such minerals. Numerous factors beyond our control may affect the marketability of minerals, including market fluctuations; the proximity and capacity of natural resource markets and processing equipment; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

If we fail to make required payments or expenditures, we could lose title to the Goldhawk Property.

The Goldhawk Property claim has an expiration date of July 20, 2008. In order to maintain the tenures in good standing we are required to coordinate an agent to perform and record valid exploration work with a value of CDN $4 per hectare in anniversary years 1, 2, and 3 and CDN $8 per hectare in subsequent years or pay the equivalent sum to the Province of British Columbia in lieu of the work. Failure to perform and record valid exploration work or pay the equivalent sum to the Province of British Columbia on the anniversary dates will result in forfeiture of our title to the Goldhawk Property claim.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all phases. We will compete with many companies possessing greater financial resources and technical facilities for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees. We cannot assure you that we will be able to compete successfully with any of these companies.

Our management has only limited experience in resource exploration.

Our management, while experienced in business operations, has only limited experience in resource exploration. None of our directors or officers has any significant technical training or experience in resource exploration or mining. We rely on the opinions of consulting geologists that we retain from time to time for specific exploration projects or property reviews. As a result of management’s inexperience, we face a greater risk of being unable to achieve profitability or complete our business plan.

There is substantial doubt as to our ability to continue as a going concern.

Our business condition, as indicated in our independent accountant’s audit report, raises substantial doubt as to whether we can continue as a going concern. To date, we have completed only part of our business plan and we cannot assure you that we will be able to generate enough revenue to achieve profitability. At this time, we cannot predict with any degree of certainty the potential success of our business. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

If we are unable to retain the services of our President and our Chairman, we may not be able to implement our business plan.

We depend on the services of our President, Jabeen Boga, and our Chairman, Iqbal Boga, and our success depends on the decisions made by Ms. Boga. The loss of the services of either Ms. Boga or Mr. Boga could have an adverse effect on our business, financial condition and results of operations. There is no guarantee that either Ms. Boga or Mr. Boga will not leave us or compete against us in the future, as we presently have no employment agreement with them. In the event we lose the services of either our President, our Chairman or both, we may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits that may affect the working capital available for our operations. Additionally, we may fail to attract additional qualified personnel. Our failure to attract such qualified personnel or to retain the services of either Ms. Boga or Mr. Boga could have a material adverse effect on our operating results and financial condition.

Because we hold all of our cash reserves in United States dollars, we may experience weakened purchasing power in Canadian dollar terms and may not be able to afford to conduct our planned exploration program.

We hold all of our cash reserves in United States dollars. Due to foreign exchange rate fluctuations, the value of these United States dollar reserves can result in both translation gains and losses in Canadian dollar terms. If there was to be a significant decline in the United States dollar versus the Canadian dollar, our United States dollar purchasing power in Canadian dollars would also significantly decline. If there is a significant decline in the United States dollar we would not be able to afford to conduct our planned exploration program. We have not entered into derivative instruments to offset the impact of foreign exchange rate fluctuations.

Any additional funding we arrange through the sale of our common stock will result in dilution to existing shareholders.

We will require additional capital in order to achieve our business plan. Our most likely source of additional capital will be through the sale of additional shares of common stock. The sale of additional shares of common stock will result in dilution to our existing stockholders and will negatively affect the value of an investor’s shares.

Estimates of proven and probable reserves are uncertain.

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Mineral producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change. At present, Goldhawk Property has no known body of commercial mineralization.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our officers and directors.

Our officers and directors reside outside of the United States and a substantial amount of our assets are located outside of the United States. As a result, it may be difficult or impossible for you to (i) enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of the United States federal securities laws against these persons and us; or (ii) bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against us and our officers and directors.

Risks Relating To Our Common Stock

We have the right to issue up to 25,000,000 shares of ‘‘blank check’’ preferred stock, which may adversely affect the voting power of the holders of other of our securities and may deter hostile takeovers or delay changes in management control.

We may issue up to 25,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determine from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

Because our directors own 65.2% of our outstanding common stock, they will make and control corporate decisions that may be disadvantageous to minority shareholders.

Our directors collectively own approximately 65.2% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and a change in control. The interests of our directors may differ from the interests of our other stockholders and thus result in corporate decisions that are disadvantageous to our other shareholders.

Currently, there is no public market for our securities, and we cannot assure you that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, our common stock is likely to be subject to significant price fluctuations.

Currently, our common stock is not listed on any public market, exchange, or quotation system. Although we are taking steps to have our common stock publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the OTC Bulletin Board, or, if traded, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their stock. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We are planning to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc. (‘‘FINRA’’) on our behalf so as to be able to quote our shares of common stock on the OTC Bulletin Board (which is maintained by the FINRA) commencing upon the effectiveness of our registration statement of which this prospectus is a part. We cannot assure you that such market maker’s application will be accepted by the FINRA. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because we will be subject to ‘‘penny stock’’ rules once our shares are quoted on the OTC Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in ‘‘penny stocks’’ are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and ‘‘accredited investors’’ must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This Prospectus contains ‘‘forward-looking statements’’ and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘project,’’ ‘‘should’’ and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in ‘‘Business’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’ These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell our shares at $0.03 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

Dilution

The common stock to be sold by the selling shareholders in this Offering is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

We agreed to register for resale shares of common stock by the selling shareholders listed below. The selling shareholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling shareholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of October 30, 2007. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling shareholders have held any position or office with us, nor are any of the selling shareholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission’s rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The ‘‘Number of Shares Beneficially Owned after the Offering’’ column assumes the sale of all shares offered.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering(1)	Number of Shares to Be Offered for Selling Shareholder’s Account	Number of Shares to Be Beneficially Owned upon Completion of this Offering	Percentage of Shares Beneficially Owned upon Completion of this Offering
Shenul Basi	100,000	100,000	-0-	-0-
Mohammed Bilal Bhamji	50,000	50,000	-0-	-0-
Cyrus Chu	100,000	100,000	-0-	-0-
William Conlin	50,000	50,000	-0-	-0-
Katie Conlin	50,000	50,000	-0-	-0-
Nancy Conlin	50,000	50,000	-0-	-0-
Donna Marie Costello	50,000	50,000	-0-	-0-
Linda Ho	100,000	100,000	-0-	-0-
Janagha Hussaini	300,000	300,000	-0-	-0-
Naheed Hussaini	300,000	300,000	-0-	-0-
Safora Hussaini	300,000	300,000	-0-	-0-
Sayed Nasratullah Hussaini	300,000	300,000	-0-	-0-
Angela Hussaini(2)	50,000	50,000	-0-	-0-
Shikeba Hussaini(3)	50,000	50,000	-0-	-0-
Mohammed Janief	50,000	50,000	-0-	-0-
William Frank Jefferies	50,000	50,000	-0-	-0-
Nigar Lila	100,000	100,000	-0-	-0-
Jameel Lila	100,000	100,000	-0-	-0-
Nadeem Lila	100,000	100,000	-0-	-0-
Robert Moxey	50,000	50,000	-0-	-0-
Rusmi Patel Lila	100,000	100,000	-0-	-0-
Roy Peers	50,000	50,000	-0-	-0-
Dina Rahmani	50,000	50,000	-0-	-0-
Shariff Rahmani	50,000	50,000	-0-	-0-
Amin Rajan	50,000	50,000	-0-	-0-
Susan Rajan	50,000	50,000	-0-	-0-
Gordon Sing	50,000	50,000	-0-	-0-
Kevin Taylor	50,000	50,000	-0-	-0-
Lynda Tran	100,000	100,000	-0-	-0-

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering(1)	Number of Shares to Be Offered for Selling Shareholder’s Account	Number of Shares to Be Beneficially Owned upon Completion of this Offering	Percentage of Shares Beneficially Owned upon Completion of this Offering
Rosemin Virani	100,000	100,000	-0-	-0-
Thanh Xuan Vo	100,000	100,000	-0-	-0-
John Voang	100,000	100,000	-0-	-0-
Patricia Wilson	50,000	50,000	-0-	-0-
Total	3,200,000	3,200,000	-0-	-0-

(1)	Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholders.
(2)	Ms. Angela Hussaini is the sister of Jahangir Hussaini, our Director.
(3)	Ms. Shikeba Hussaini is the wife of Jahangir Hussaini, our Director.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.

We are in the process of applying to have our shares of common stock registered on the OTC Bulletin Board. We anticipate that once the shares are trading on the OTC Bulletin Board or any other market the selling shareholders will sell their shares directly into any such market.

The selling shareholders will initially sell our shares at $0.03 per share until such time as our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling shareholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

The shares may also be sold in compliance with Rule 144 of the Securities Act.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.

Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and we have informed them that they may not, among other things:

1.	engage in any stabilization activities in connection with the shares;

2.	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

3.	bid for or purchase any of the shares or rights to acquire the shares or attempt to induce any person to purchase any of the shares or rights to acquire the shares, other than as permitted under the Securities Exchange Act of 1934.

Legal Proceedings

There are no pending, nor to our knowledge threatened, legal proceedings against us.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are listed below.

Name	Age	Position
Iqbal Boga	58	Chairman and Director
Jabeen Boga	22	President, Secretary, Treasurer and Director
Jahangir Hussaini	45	Director

Iqbal Boga has served as our Chairman and Director since our inception in April 2007. Since 1993, he has served as the founder and manager of I.J. Boga, Chartered Accountants, a public accounting firm. Since September 1995, Mr. Boga had served as the Chief Financial Officer of Kakanda Development Corp., a 27-year-old Canadian-based and listed mining concern, which on January 19, 2007, split into two companies: Kakanda Resources Corp. (TSX.V: KRC), and KDC Energy Ltd. Mr. Boga also serves as a director and Chief Financial Officer of Kakanda Resources (KRC.V; KRCFF.PK), which assumed all the assets of Kakanda Development. Mr. Bogda also currently serves as a director of KDC Energy. Since April 1996, he has served as the Director and Secretary of CZM Capital Corp. (CDNX: CZM.V), where he has also served as Chief Financial Officer since February 1999. Since April 29, 2006, he has served as our Director and Chief Financial Officer of Mosquito Consolidated Gold Mines Limited (CDNX: MSQ.V). From February 2005 to March 2007, he served as the President, Chief Financial Officer and Secretary of Shea Development Corp. (SDLP.OB). Mr. Boga obtained his Chartered Accountant designation while specializing in the resource sector at the international accounting firm of KPMG. In 1972, Mr. Boga obtained his Bachelor of Science (Honours) in Chemistry from the University of London, England and his Bachelor of Commerce (Honours) from the University of Windsor, Canada in 1977. Iqbal Boga is the father of Jabeen Boga.

Jabeen Boga has served as our President, Secretary, Treasurer and a Director since our inception in April 2007. Since April 2007, Ms. Boga has served as a human resource coordinator for KPMG, Chartered Accountants’ Vancouver and Calgary offices. Since February 2006, Ms. Boga provided consulting services to CZM Capital Corp. (CDNX: CZM.V), a mineral property acquisition and development firm. From September 2003 to April 2007, Ms. Boga was a business faculty student at Simon Fraser University. From June 2002 to September 2002, Ms. Boga was a customer service representative at Ambelside Pavilion, a restaurant in Vancouver, British Columbia, Canada. Ms. Boga obtained her Bachelor of Business Administration (with honors) from Simon Fraser University, Canada. Jabeen Boga is the daughter of Iqbal Boga.

Jahangir Hussaini has served as our Director since our inception in April 2007. Since 1997, Mr. Hussaini has worked for Xantrex Technology Inc. (TSX:XTX) as an inventory and shopping agent. He obtained his Masters of Science degree in Education and Sociology at the Moscow State Pedagogical Institute in 1986. Jahangir Hussaini is Iqbal Boga’s brother-in-law.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Director Independence

Our determination of independence of directors is made using the definition of ‘‘independent director’’ contained under Rule 4200(a)(15) of the Rules of FINRA, even though such definitions do not currently apply to us because we are not listed on NASDAQ. Iqbal Boga, the Chairman of our Board of Directors is our President’s father, and therefore not ‘‘independent.’’ Jabeen Boga, serves as our President, Secretary and Treasurer, and therefore is not ‘‘independent’’ under this rule. Jahangir Hussaini, our other director, is ‘‘independent’’ under this rule.

Employees

We have no employees other than Jabeen Boga.

Security Ownership of Certain Beneficial Owners and Management

On May 7, 2007, we issued an aggregate of 6,000,000 shares of our common stock to our founders, officers and directors for aggregate consideration of $6,000.

The following table provides information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers and directors; and

•	all of our officers and directors as a group.

Except as otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount of	Percentage
Name and Title of Beneficial Owner(1)	Beneficial Ownership	of Class(2)
Jabeen Boga	3,000,000	32.61%
President, Treasurer, Secretary and Director
Iqbal Boga	2,000,000	27.74%
Director and Chairman of Board
Jahangir Hussaini	1,000,000	10.87%
Director
All Officers and Directors as a group	6,000,000	65.23%

(1)	Unless otherwise noted, the business address of each of the following is 334 – 470 Granville Street, Vancouver, BC, Canada V6C 1V5.
(2)	The percentage of class is based on 9,200,000 shares of common stock issued and outstanding as of the date of this prospectus.

Description of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of ‘‘blank check’’ preferred stock, par value $0.0001 per share.

All of the shares of our authorized capital stock, when issued for such consideration as our Board of Directors may determine, shall be fully paid and non-assessable.

Common Stock

As of date of this prospectus, there were 9,200,000 shares of our common stock issued and outstanding, held by 36 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidations, mergers or amendments to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after the payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there were no shares of preferred stock outstanding.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

We do not currently have a transfer agent. We are currently in the process of identifying potential transfer agents and plan to select one as soon as practicable.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten Savage LLP, located at 600 Lexington Avenue, New York, New York 10022.

The financial statements included herewith have been audited by LBB & Associates Ltd., LLP, Certified Public Accountants, located at 2500 Wilcrest Dr., Suite 150, Houston, TX 77042 to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the Securities and Exchange Commission, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the ‘‘Act’’) may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Description of Business

Overview

We were incorporated on April 30, 2007 in the state of Delaware. We intend to engage in the business of mineral property exploration.

On July 21, 2007, we acquired a claim called the Goldhawk Property in the Omineca Mining Division of the Canadian province of British Columbia (the ‘‘Goldhawk Property’’) whereby we acquired a 100% interest in a claim covering 355.549 hectares (878.2 acres) from Joseph Lawrence, a prospector, for Cdn$5,000. The claim is held on our behalf by our chairman, Iqbal Boga. The Goldhawk Property is currently our sole exploration target. In August 2007, we retained John Ostler, M.Sc., P. Geo. of Cassiar East Yukon Expediting Ltd., an independent professional geoscientist, to prepare a technical report on the property. To date, we have incurred $6,814 in connection with the preparation of the technical report.

Mineral property exploration is typically conducted in phases. We have not yet commenced the initial phase of exploration on the Goldhawk Property. Once we have completed each phase of exploration and analyzed the results, we will make a decision as to whether we will proceed with each successive phase. Our President will make this decision based upon the recommendations of John Ostler.

Our goal in exploration of the Goldhawk Property is to ascertain whether it possesses economic quantities of polymetallic veins. We cannot assure you that any economical mineral deposits exist in the Goldhawk Property until appropriate exploration work is completed. Even if we complete our proposed exploration program on the Goldhawk Property and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

Our future plans call for the expansion of our exploration target to additional locations in Canada and the United States.

Geological Report

We retained the services of John Ostler, M.Sc., P.Geo., a professional mining engineer, to complete an evaluation of the Goldhawk Property and to prepare a geology report on the claim.

Mr. Ostler is a consulting geologist who graduated from the University of Guelph, in Ontario where he obtained his Bachelor of Arts degree in Geography (Geomorphology) and Geology in 1973 and he is a graduate of Carleton University of Ottawa, Ontario, where he obtained his Master of Science in Geology in 1977. Mr. Ostler is a registered as Professional Geoscientist with the Association of Professional Engineers and Geoscientists of British Columbia. Mr. Ostler has been engaged in the study and practice of the geological profession for more than 35 years.

Based on his review, Mr. Ostler recommends an initial investigative phase followed by a multi-phase program of exploration on the Goldhawk Property.

The first phase of exploration will consist of prospecting, geological mapping and sampling. Prospecting involves analyzing rocks on the property surface with a view to discovering indications of mineralization. Geological mapping consists of our consulting geologist and his assistant recording the types, mineralogy, and orientations of structures present in the rocks exposed on the property, and gathering rock, soil, and sediment samples from property areas with the most potential to host economically significant mineralization. Samples will be sent to a laboratory where they will be crushed and analyzed for metal content. Results from field work will be augmented by past exploration results to produce a synthesis of all relevant exploration results that can be used to determine the course of subsequent exploration and development of the mineral potential of the property.

We intend to have Mr. Ostler oversee the exploration of our Goldhawk Property. We intend to commence the Phase I program in July 2008 (due to the severe weather conditions in the region which generally start in early October) and expect that the program will take approximately one month to complete. We anticipate covering part of the costs of the program from our existing cash reserve. The first phase is estimated to cost $19,100 as described below.

Budget — First Phase

Geologist	16 days @ $364/day	$5,824
Prospector	9 days @ $273/day	$2,457
Reporting and sampling	30 samples @ $45 each	$1,350
Transportation	Truck / helicopter	$4,183
Expenses	Camp supplies and communication	$1,716
	Crew costs	$691
	Reporting costs and taxes	$1,170
Contingency		$1,709
Total		$19,100

After completing the exploration program, our consulting geologist will prepare a report discussing the results and conclusions of the program. He will also provide us with a recommendation for additional exploration work on the Goldhawk Property, which may include a soil geochemical survey. We will require additional funding to cover costs associated with a geochemical survey, and anticipate raising such funding through the sale of our common stock, although we currently do not have any specific financing arranged. Subject to obtaining funding, we expect to commence the second phase of exploration on the Goldhawk Property in the fall of 2008.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in British Columbia specifically.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environmental laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of our future production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

•	Water discharge will have to meet certain water standards;

•	Dust generation will have to be minimal or otherwise re-mediated;

•	Dumping of material on the surface will have to be re-contoured and re-vegetated;

•	All material to be left on the surface will need to be assessed to ensure that it is environmentally benign;

•	Groundwater will have to be monitored for any potential contaminants;

•	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

•	There will have to be an impact report of the work on the local fauna and flora.

Because there will not be any appreciable disturbance to the land during our exploration program on the Goldhawk Property, we will not have to seek any government approvals prior to conducting exploration.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Management’s Discussion and Analysis or Plan of Operation

Plan of Operation

By July 2008, we plan to have commenced the recommended exploration program on the Goldhawk Property consisting of a prospecting, geological mapping and sampling. We anticipate that these exploration programs will cost approximately $19,100. The exploration program should take approximately one month to complete. We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for the exploration program; however, John Ostler has indicated that he will oversee all exploration if he is available. We plan to finance the cost of the exploration program from cash on hand, plus advances from our Company’s President if the need arises.

Assuming we receive favourable results from Phase I, we will commence Phase II in September 2008, which will consist of completing the recommended exploration program by
Mr Ostler.

In addition, to the cost of both phases of our exploration program, we anticipate spending an additional $15,000 on administrative fees, including fees payable in connection with the filing of this registration statement and complying with reporting obligations. We will pay these expenses from our current cash on hand.

Total expenditures over the next 12 months are expected to be approximately $34,100, not including expenditures relating to Phase II.

While we have enough funds to cover these anticipated expenses, we will require additional funding in order to proceed with the recommended exploration program for Phase II. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or from advances made by our President. We do not have any arrangements in place for any future equity financing or loans.

Results of Operations for Period Ending September 30, 2007

We have not earned any revenues from the period from our inception on April 30, 2007 to September 30, 2007. We do not anticipate earning revenues unless we enter into commercial production on the Goldhawk Property which is doubtful. We have not commenced the exploration stage of our business and can provide no assurance that we will discover economic mineralization on the Goldhawk Property, or if such minerals are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $10,392 for the period from our inception on April 30, 2007 to September 30, 2007. These operating expenses were comprised of mineral property acquisition costs (including the technical report) of $6,814, professional fees of $3,439 and general expenses of $139.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons, our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Liquidity

To date, we have raised $50,000 through the sale of our common stock and have incurred expenses of $10,392. Our projected financial requirements for the next 12 months are $34,100. We plan to finance the cost of the exploration program and administration costs from cash on hand, plus advances from our President if the need arises.

We will require additional funding in order to proceed with any additional recommended exploration program following the completion of Phase I. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or advances from our President, if the need arises. We do not have any arrangements in place for any future equity financing or loans.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, ‘‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.’’ This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The adoption of SFAS No. 158 had no impact on the financial position or results of our operations.

In September 2006, the FASB issued SFAS No. 157, ‘‘Fair Value Measures.’’ This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning February 1, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (‘‘SAB’’) No. 108, ‘‘Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.’’ SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of SFAS No. 158 had no impact on our financial position or our results of operations.

In February 2007, the Financial Accounting Standards Board (the ‘‘FASB’’) issued SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities.’’ This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial position and results of our operations.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

These financial statements have been prepared on a going concern basis which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We have incurred losses since inception resulting in an accumulated deficit of President as at September 30, 2007 and further losses are anticipated in the development of our business raising doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Our management intends to finance operating costs over the next twelve months with existing cash on hand, loans from our President, and the sale of our common stock.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 to our financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

Mineral Property Costs

We comply with Financial Accounting Standards Board Statement No. 7 ‘‘Accounting and Reporting by Development Stage Enterprises’’ in our characterization of the Company as an exploration stage enterprise.

Our mineral property acquisition costs are capitalized in accordance with EITF 04-2. Mineral property exploration costs are expensed as incurred. When we determine that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date we have not established any reserves on our mineral properties.

Foreign Currency Translation

Our currency is the Canadian dollar and our reporting currency is the United States dollar. In accordance with SFAS No. 52, ‘‘Foreign Currency Translation,’’ foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations. We have not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Description of Property

Property description and locations

The Goldhawk Property consists of one mineral claim (Tenure No: 530068) located in the Omineca Mining Division of the Cassiar Land District of British Columbia, Canada (the ‘‘Goldhawk Property’’). The Goldhawk Property covers 878.2 acres (355.549 hectares).

The Goldhawk Property was acquired from Joe Lawrence, a prospector, for CDN$5,000. The property is held on our behalf by our Chairman, Mr. Boga.

There are no legal uncertainties regarding the area covered by the Goldhawk Property. There is no private land or aboriginal homeland on or adjacent to the Goldhawk Property. There are no known environmental liabilities. No permits have been applied for or acquired for the proposed work.

Accessibility, climate, local resources, infrastructure and physiography

Topography, elevation and vegetation

The Goldhawk Property is located in the upper part of a broad glacial valley where streams feeding Wrede Creek descend northward across mostly low-lying marshy areas. The areas immediately south and west of the property are occupied by a group of cirques, two of which contain small glacial tarns (ponds). This area is in the Wrede Range, a subdivision of the Swannell Ranges of the Omineca Mountains in north-central British Columbia.

Elevations on the Goldhawk Property range from 4,905 ft (1,495 m) at marsh around Wrede Creek at the northern boundary of the Goldhawk claim to about 6,365 ft (1,940 m) on the promontory at the property’s western boundary.

Adequate fresh water for mining purposes could be drawn by gravity from the small lakes located 4.3 miles (7 km) along contour northwest of the property on the northern fork of Wrede Creek.

The southwestern part of the Goldhawk Property is above tree line where alpine grasses, sedges and flowers grow on steep slopes among numerous rock outcrops. The rest of the property covers the mostly till-covered valley floor around the south fork of Wrede Creek where slopes are gentle and terrain is marshy. The landscape is partly covered with a stunted near-alpine forest of mostly balsam fir and spruce. The timber in the property area is of insufficient size and quality for mining timber.

Soil profiles on the central part of the Goldhawk Property are typical of those found throughout this part of the Swannell Ranges. Profiles are sufficiently well developed for soil geochemical surveys to be successful in identifying areas of anomalous metal concentrations. Soil surveys have been conducted successfully during previous exploration programs in the Goldhawk Property area.

Climate

Late April is the driest month in the Goldhawk Property area. The wettest month is June. Average annual precipitation is 21.17 inches (537.8 mm) of which 12.64 inches (321.1 mm) falls as rain and 95.7 inches (243.1 cm) or a water equivalent of 9.6 inches (243.1 mm) falls as snow. The property is clear of snow from May to October.

Access to the Property

Johanson Lake is located about 3 miles (5 km) south of the Goldhawk Property area. The lake can be accessed from the British Columbian highway system from Vanderhoof through Fort St. James. Vanderhoof is located on British Columbia Highway 16 between Prince George and Prince Rupert. Highway 16 is in the main east-west rail and road corridor in northern British Columbia. British Columbia Highway 27 is a paved road that extends northward from for 37.8 miles (62 km) from Vanderhoof to Fort St. James.

North of Fort St. James, British Columbia Highway 27 is an all-weather gravel road that is maintained as a secondary highway to the unincorporated villages of Manson Creek and Germansen Landing located about 128 miles (210 km) north of Fort St. James. Each village hosts a gas station and general store and rental cabins. North of Germansen Landing the road is referred to as the North Road. For many years, it terminated west of Johanson Lake about 3 miles (5 km) south of the Goldhawk Property. Recently, it has been extended to the Kemess mine site operated by Northgate Minerals Corporation. Heavy highway trucks travel this road continually throughout the year and it is of sufficient quality to support 2-wheel drive traffic.

Proximity to Population Center

Fort St. James is the closest supply and service center to the Goldhawk Property area that can support surface exploration programs. Although the helicopter bases at Smithers to the southwest and McKenzie to the southeast are somewhat closer to the property area than the helicopter base at Fort St. James, Fort St. James offers the site greater efficiency to operate trucking and air support for an exploration program.

History

Location of workings and significant areas on the Goldhawk Property:

Center of Entity	U.T.M. Co-ordinates	Latitude and Longitude
Property center	6,283,679 N., 669,365 E.	56° 40’ 00’’ N., 126° 14’ 10’’ W.
Solomon vein system	6,284,472 N., 668,636 E.	56° 40’ 26’’ N., 126° 14’ 51’’ W.
Quyzvhx vein system	6,284,019 N., 668,983 E.	56° 40’ 11’’ N., 126° 14’ 32’’ W.
Sheba vein system	6,283,825 N., 669,766 E.	56° 40’ 04’’ N., 126° 13’ 47’’ W.

Chronological work history

The general area of the Goldhawk Property was explored intermittently from the early 1900s to the present. The work history from 1946 to present follows:

1946	A.B. Goodridge and O.C. Chayer discovered the Quyzvhx vein in a basin near the south fork of Wrede Creek. They staked the Quyzvhx 1 to 8 and Shangri-la 1 to 6 claims.
1946 to 1980	No work was recorded in the area around the Quyzvhx vein system.
1980	Golden Rule Resources Ltd. staked the Inge 1 claim to cover the Quyzvhx vein showing.
1981	In April 1981, Apex Airborne Surveys Ltd. conducted airborne very low frequency electromagnetic (VLF-EM) and magnetic surveys over 10 of Golden Rule’s properties including the Inge 1 claim. A magnetic high near the eastern boundary of the survey was interpreted possibly to have been due to an intrusion. There was no significant electromagnetic response in the area.
Taiga Consultants Ltd. did a ground reconnaissance program for Golden Rule during August 1981. Work included: re-evaluation of the Quyzvhx showing during which 25 rock samples were taken, a silt survey in the valley east of the showing during which 61 silt samples were taken, and a small soil survey comprising 21 samples taken from around the Quyzvhx veins. Two silt samples had anomalous gold contents. There were no soil anomalies, and the Quyzvhx veins were found to be sparsely mineralized.
1983	Golden Rule Resources retained Taiga Resources Ltd. to conduct further surface exploration on its Inge 1 claim during September and October 1983. The program comprised: geological mapping, examination of the Solomon vein system, prospecting and silt sampling. The silt-sampling program focused on the two anomalous silt samples taken during the 1981 exploration program. A total of 26 silt samples were taken during the 1983 program.
1984	G.L. Wilson returned to the upper Wrede Creek valley with Taiga Consultants for Golden Rule Resources Ltd. to conduct a program of mapping and prospecting. The focus of the program was on the Solomon vein system where quartz-bearing structures were trenched and sampled. VLF-EM magnetic, and soil surveys were conducted over a small grid around the Solomon showings.

1985	The Inge 1 and 2 claims were optioned by Golden Rule to Suncor Inc. Resources Group in June 1985. Suncor commissioned Alan R. Smith to conduct a program of geological mapping and prospecting over the property. The whole property was mapped at a scale of 1:10,000 and the Solomon vein area was mapped at a scale of 1:2,500. Detailed work was conducted over several previously defined anomalies. The most encouraging results were obtained from the Solomon and Fisher vein systems. The Fisher veins were located northwest of the current Goldhawk Property area. A mineralized area was discovered just southeast of the southeastern corner of the current Goldhawk Property.
On August 8, 1985, Suncor Inc. obtained 55% ownership in the Inge 1 and 2 claims from Golden Rule Resources Ltd.
1986	Suncor Inc. optioned its share in the Inge 1 and 2 claims to Ritz Resources Ltd. During the summer of 1986. Ritz conducted very low frequency electromagnetic and magnetic surveys on an expanded grid on and southeast of the Solomon veins. Both the Solomon and Quyzvhx veins were mapped and sampled.
During its 1986 exploration program Ritz Resources staked the Inge 3 and 4 claims west and north of the current Goldhawk Property area respectively. Presumably, those new claims were included in the Ritz option.
1987	Ritz Resources Ltd. sent a two-man crew led by D.J. Brownlee to the property area to trench the main Solomon vein and to locate some drill sites. The work was conducted from October 6 to 12, 1987. Little new information was gained from the single trench that was blasted into the Solomon showing.
1988	During January 1988, Dighem Surveys of Mississauga, Ontario flew DIGHEM III airborne very low frequency electromagnetic (VLF-EM) and magnetic surveys on two of Ritz Resources’s properties in the Johanson Lake area. A northwesterly trending band of electromagnetic anomalies was found to extend from the southeastern corner of the current Goldhawk Property, through the Quyzvhx vein area to the Solomon veins near the property’s northwestern corner. These anomalies coincide with an area of high resistivity and generally low magnetic response. A bull’s eye magnetic anomaly was located adjacent to the Quyzvhx trenches.
1989	By 1989, Ritz Resources Ltd. had acquired Suncor’s 55% interest in the Inge property. Golden Rule Resources Ltd. retained the other 45% interest in it. Two lines across the valley floor located near the center of the current Goldhawk Property were soil sampled. The lines covered previously known magnetic anomalies. Just enough work was filed to keep the claims in good standing for 1 year.
1990	Golden Rule Resources Ltd. conducted a program of trenching, prospecting and some geological mapping on their Inge property during September 15 – 26, 1990. That exploration was supervised by R.D. Cruickshank. A total of 8 backhoe trenches were dug on four vein systems: the Solomon, Quyzvhx, and the newly discovered Sheba and Trench 90-8 vein systems and assumed extensions to them. Most veins were found to be similar to the Quyzvhx vein system. All work was done in the current Goldhawk Property area. Because of its non-participation in the 1990 program, Ritz Resources’s equity in the Inge property was reduced.
1995	The Inge claims lapsed.
2006	The current Goldhawk claim was map-staked by Joseph Lawrence of Cache Creek, British Columbia.
2007	Joseph. Lawrence sold the Goldhawk claim to Iqbal Boga, the current owner of the claim.

Geological Setting

Regional Geology

Jurassic rocks around the Goldhawk Property area were deposited in the Omineca Genticline, a trough that formed southwest of the North American craton after deformation and unroofing of Triassic-age strata during the Inklinian Orogeny. The trough hosted the outpouring of marine volcanic flows, pyroclastics, and sediments which became the rocks of the Early Jurassic-age Telkwa Formation of Hazelton Group. Fossils from Hazelton Group sedimentary strata dated from 200 to 167 million years ago, indicating that deposition of Hazelton-Group rocks in northern British Columbia progressed throughout and after the Inklinian Orogeny.

Rocks underlying the Goldhawk Property belong to the Quesnellia stratigraphic-tectonic terrain. In this region of British Columbia, Quesnelia consists principally of the Takla Group, a sequence of island arc volcanic and lesser sedimentary rocks, which include numerous sub-volcanic plutons. These rocks of Late Triassic to Middle Jurassic age, were obducted onto the margin of the North American continent, and then intruded by Cretaceous (post-accretion) plutons. Quesnellia hosts several important classes of mineral deposits in British Columbia, such as alkaline porphyry gold-copper
(Mt. Milligan, Mt. Polley, Afton, Copper Mountain); calc-alkaline porphyry copper (Highland Valley), porphyry molybdenum (Boss Mountain), and intrusive-related gold. The Sustut epigenetic stratabound copper deposit, and the Kucho Creek volcanogenic massive sulphide deposits, occurs in Takla-like rocks near the Quesnellia Margin.

Regional Geophysics

The Goldhawk Property is located in an area of relatively low regional magnetism near the southwestern flank of an aeromagnetic high that is centered on exposures of Takla Group volcanic rocks. There are no disturbances in the total magnetic field related to any mineralization on the Goldhawk Property.

Deposit Types

All of the mineralization presently known on the Goldhawk Property is hosted by shear-related gold-bearing quartz veins in intermediate to mafic volcanic rocks. These veins are associated with northwesterly trending shear zones. These may have developed during the Jurassic-age Nassian Orogeny. The gold-bearing structures in the Goldhawk Property area resemble greenstone related gold veins.

Office

We do not have an ownership or leasehold interest in any property. Our office is located on the premises of our Chairman’s office, at 1671 Beaver Dam Road, Point Pleasant, New Jersey 08742. Our offices contain office furniture and equipment sufficient to administer our current business. Our Chairman donates this office space to us.

Certain Relationships and Related Transactions

Our Chairman, Iqbal Boga, acquired the Goldhawk Property from Joseph Lawrence, a prospector, for CDN $5,000 and he is currently holding the property in trust for our benefit.

Other than as noted above, none of the following parties has, or since our date of incorporation had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or executive officers;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

•	Any member of the immediate family of any of the foregoing persons who has the same household as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock and there has never been a market for our common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure you that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

The broker or dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Shareholders of Our Common Shares

As of the date of this prospectus, we have 36 shareholders of record.

Rule 144 Shares

There are currently no outstanding warrants for the purchase of shares of common stock and no shares of common stock reserved under any employee stock option plans. As of the date of this prospectus, 9,200,000 shares of common stock are issued and outstanding, including the 3,200,000 shares of common stock which have been registered for resale in this prospectus. There currently are no shares of common stock or common stock equivalents which can be resold in the public market in reliance upon the safe harbor provisions of Rule 144, as promulgated under the Securities Act of 1933.

A total of 1,200,000 shares of our common stock will become available for resale to the public after May 15, 2008, a total of 1,100,000 shares of our common stock will become available for resale to the public after June 15, 2008, and a total of 900,000 shares of our common stock will become available for resale to the public after July 20, 2008, subject to the volume and trading limitations of Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

(a)	1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal 9,200,000 shares as of the date of this prospectus; or

(b)	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 6,000,000 shares of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

We have not compensated and have no arrangements to compensate Jabeen Boga for her services to us as an officer. We have not granted any stock options to Ms. Boga; there are no stock option, retirement, pension, or profit sharing plans for the benefit of Ms. Boga; and, we have not entered into any employment or consulting agreements with Ms. Boga. In addition, we do not pay Jabeen Boga, Iqbal Boga or Jahangir Hussaini any compensation for serving as our Directors.

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Sewell Ventures, Inc.
(An Exploration Stage Company)
Point Pleasant, NJ

We have audited the accompanying balance sheet of Sewell Ventures, Inc. as of September 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period of April 30, 2007 (Inception) through September 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sewell Ventures, Inc. as of September 30, 2007, and the results of its operations and its cash flows for the period of April 30, 2007 (Inception) through September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

Houston, Texas
October 30, 2007

SEWELL VENTURES, INC.
(An Exploration Stage Company)

BALANCE SHEET

September 30, 2007
ASSETS
Current assets
Cash	$35,337
Total current assets	35,337
MINERAL PROPERTY (Note 3)	4,725
Total assets	$40,062
LIABILITIES
Current liabilities
Accounts payables and accrued liabilities	454
Total current liabilities	$454
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 25,000,000 authorized, 0 issued and outstanding Common stock, $0.0001 par value, 100,000,000 authorized, 9,200,000 issued and outstanding	920
Additional paid-in capital	49,080
Deficit accumulated during the exploration stage	(10,392)
Total stockholders’ equity	39,608
Total liabilities and stockholders’ equity	$40,062

SEWELL VENTURES, INC.
(An Exploration Stage Company)

STATEMENT OF OPERATIONS

Period from April 30, 2007 (Inception) to September 30, 2007
EXPENSES
Mineral property expenditures (Note 3)	$6,814
Office	139
Professional fees	3,439
NET LOSS	(10,392)
Basic and diluted net loss per share	$0.00
Weighted average shares outstanding	$8,275,163

SEWELL VENTURES, INC.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

Period from April 30, 2007 (Inception) to September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,392)
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	454
NET CASH USED IN OPERATING ACTIVITIES	$(9,938)
CASH FLOWS FROM INVESTING ACTIVITIES
Mineral property acquisition	(4,725)
NET CASH FLOWS FROM INVESTING ACTIVITIES	$(4,725)
CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issued for cash	50,000
NET CASH FLOWS FROM FINANCING ACTIVITIES	$50,000
NET INCREASE (DECREASE) IN CASH	35,337
CASH, BEGINNING OF PERIOD	—
CASH, END OF PERIOD	$35,337
Supplemental cash flow information:
Cash paid for:
– Interest paid	—
– Income taxes paid	—

SEWELL VENTURES, INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the period April 30, 2007 (Inception) to September 30, 2007

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Exploration Stage	Total
	Number	Par Value
Balance, April 30, 2007 (inception)	—	—	—	—	—
Common stock issued for cash	9,200,000	$920	$49,080	—	$50,000
Net loss	—	—	—	$(10,392)	(10,392)
Balance, September 30, 2007	9,200,000	$920	$49,080	$(10,392)	$39,608

SEWELL VENTURES, INC.
Notes to Consolidated Financial Statements (cont’d)

1.    NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated in the State of Delaware on April 30, 2007 and is in the exploration stage. The Company has acquired a mineral property located in the Province of British Columbia, Canada, but has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of costs incurred for acquisition and exploration of the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds from the sale thereof.

These financial statements have been prepared on a going concern basis which assumes the Company will not be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred a loss since inception resulting in an accumulated deficit of $10,392 as at September 30, 2007 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from directors and or private placement of common stock.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Exploration Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 ‘‘Accounting and Reporting by Development Stage Enterprises’’ in its characterization of the Company as an exploration stage enterprise.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Mineral Interests

Mineral property acquisition costs are capitalized in accordance with EITF 04-2. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any reserves on its mineral properties.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

SEWELL VENTURES, INC.
Notes to Consolidated Financial Statements (cont’d)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, ‘‘Foreign Currency Translation’’, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non monetary assets and liabilities are translated at the exchange rates prevailing at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments

The carrying value of cash and related party advance approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

At September 30, 2007 a full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with SFAS No. 128, ‘‘Earnings per Share’’ which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants using the treasury method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Stock-based Compensation

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly, no stock-based compensation has been recorded to date.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that

SEWELL VENTURES, INC.
Notes to Consolidated Financial Statements (cont’d)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the Company’s current business model. For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

3.    MINERAL INTERESTS

Goldhawk Property, British Columbia, Canada

On June 30, 2007, the Company acquired a 100% undivided right, title and interest in and to the ‘‘Goldhawk Property’’ located in the province of British Columbia, Canada from an unrelated party for $4,725. The Company’s Chairman, Iqbal Boga, purchased the rights on behalf of the Company, and was reimbursed for the acquisition cost. Mr. Boga has agreed to contribute the claims to Sewell Ventures in order for the Company to mine these claims. However, as of September 30, 2007, the claims were still in Mr. Boga’s name. The claims will be transferred to the Company at the shareholder’s basis ($4,725) when the Company determines it is economical to mine the claims. Property exploration costs of $6,814 were expensed in the period ended September 30, 2007.

4.    CAPITAL STOCK

The total number of common shares authorized that may be issued by the Company is 100,000,000 shares with a par value of one hundredth of one cent ($0.0001) per share.

The total number of preferred shares authorized that may be issued by the Company is 25,000,000 shares with a par value of one hundredth of one cent ($0.0001) per share.

During the year ended September 30, 2007, the Company issued 9,200,000 shares of common stock for total proceeds of $50,000:

	Number of Shares	Amount
Shares issued for cash
Pursuant to issuance of common ($0.001 each) on May 7, 2007	6,000,000	$6,000
Pursuant to issuance of common ($0.005 each) on May 15, 2007	1,200,000	6,000
Pursuant to issuance of common ($0.01 each) on June 15, 2007	1,100,000	11,000
Pursuant to issuance of common ($0.03 each) on July 20, 2007	900,000	27,000
Balance, September 30, 2007	9,200,000	$50,000

At September 30, 2007, there were no outstanding stock options or warrants.

SEWELL VENTURES, INC.
Notes to Consolidated Financial Statements (cont’d)

5.    INCOME TAXES

As of September 30, 2007, the Company had net operating loss carry forwards of approximately $10,400 that may be available to reduce future years’ taxable income through 2026. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The components of the deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

September 30, 2007 $
Net Operating Loss	10,392
Statutory Tax Rate	34%
Effective Tax Rate	—
Deferred Tax Asset	4,000
Valuation Allowance	(4,000)
Net Deferred Tax Asset	—

6.    RELATED PARTY TRANSACTIONS

At times during the period ending September 30, 2007, our Chairman, Iqbal Boga paid certain business expenses on our behalf and was subsequently reimbursed by the Company.

Until [        ] days after the date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SEWELL VENTURES, INC.

3,200,000 SHARES OF COMMON STOCK

PROSPECTUS

                                        , 2007

Part II
Information Not Required in the Prospectus

Item 24.    Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Delaware Revised Statutes. Under the Delaware Revised Statutes, a corporation may indemnify a director or officer for expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with certain actions unless it is specifically limited by a company’s articles of incorporation. Our articles of incorporation permit indemnification to the fullest extent permitted under Delaware law. Excepted from a director’s or officer’s ability to receive indemnification are:

(1)	the commission or omission of an act which constitutes breach of a director’s or officer’s fiduciary duties and which involves intentional misconduct, fraud or a knowing violation of the law;

(2)	failure to act in good faith and in a manner which the officer or director reasonably believed to be in or not opposed to the best interests of the company; and

(3)	with respect to a criminal action or proceeding, a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful).

Item 25.    Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$2.95
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$5,000.00
Edgar filing fees	$1,500.00
Total	$12,502.95

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.    Recent Sales of Unregistered Securities

On May 7, 2007, we issued 6,000,000 shares of common stock to our founders, Jabeen Boga, Iqbal Boga and Jahangir Hussaini. These shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933 (the ‘‘Securities Act’’) at a price of $0.001 per share, for total proceeds of $6,000. The 6,000,000 shares of common stock are restricted shares as defined in the Securities Act.

On May 15, 2007, we sold an aggregate of 1,200,000 shares of our common stock to four purchasers at a price of $0.005 per share for aggregate offering proceeds of $6,000. These shares were issued pursuant to Regulation S of the Securities Act.

On June 15, 2007, we sold an aggregate of 1,100,000 shares of our common stock to 11 purchasers at a price of $0.01 per share for aggregate offering proceeds of $11,000. These shares were issued pursuant to Regulation S of the Securities Act.

On July 20, 2007, we sold an aggregate of 900,000 shares of our common stock to 18 purchasers at a price of $0.03 per share for aggregate offering proceeds of $27,000. These shares were issued pursuant to Regulation S of the Securities Act.

Item 27.    Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Legal opinion of Gersten Savage LLP
23.1	Consent of LBB & Associates Ltd., LLP, Certified Public Accountants
23.2	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1)
23.3	Consent of John Ostler, M.Sc., P. Geo., Consulting Geologist

Item 28.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)    Include any additional or changed material information on the plan of distribution;

(2)    For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)    It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5)    For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on November 14, 2007.

Sewell Ventures, Inc.
By:	/s/ Jabeen Boga
Jabeen Boga President, Treasurer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Jabeen Boga	Principal Executive Officer, Principal Financial Officer, Secretary and Director	November 14, 2007

Jabeen Boga

/s/ Iqbal Boga	Director	November 14, 2007

Iqbal Boga

/s/ Jahangir Hussaini	Director	November 14, 2007

Jahangir Hussaini